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                         December 15, 2023

       Dennis Bertolotti
       Chief Executive Officer
       Mistras Group, Inc.
       195 Clarksville Road
       Princeton Junction, New Jersey 08550

                                                        Re: Mistras Group, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 12,
2023
                                                            File No. 001-34481

       Dear Dennis Bertolotti:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program